Exhibit 14.1










            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Trustees of Money Market Obligations Trust and the Shareholders of Government Obligations Fund:


We consent to the use of our report dated September 24, 2007 for Government Obligations Fund incorporated herein by reference and to the references to our firm under the caption "Financial Highlights".

                                               /s/ KPMG LLP

Boston, Massachusetts
January 10, 2008